EX-28.g.1.a

AMENDMENT TO GLOBAL CUSTODY AGREEMENT

This instrument, dated March 8, 2012, is between NATIONWIDE VARIABLE INSURANCE TRUST, successor in interest to GARTMORE VARIABLE INSURANCE TRUST (the “Customer”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (the “Bank”). It amends the Global Custody Agreement dated April 4, 2003, as amended December 2, 2009, and March 11, 2011, (the “Custody Agreement”), between the Customer and the Bank. Capitalized terms in this amendment that are not defined herein have the meaning set forth in the Custody Agreement.

RECITAL

The Customer and the Bank wish to amend the Custody Agreement to revise Schedule B, providing for the payment of fees for services rendered.

AMENDMENT

1.	Schedule B to the Custody Agreement, as currently in force, shall be deleted and replaced with a new Schedule B, a copy of which is attached hereto as New Schedule B.

2.	This Amendment shall be effective as of the date first written above.

3.	Except as amended hereby, all other terms and conditions of the Custody Agreement remain unchanged and the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to Global Custody Agreement to be executed in its name and behalf on the day and year first above written.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

/s/ George O. Martinez

By:	George O. Martinez

Title:	Executive Director

NATIONWIDE VARIABLE INSURANCE TRUST

/s/ Lee T. Cummings

By:	Lee T. Cummings

Title:	Assistant Secretary

NEW SCHEDULE B

In exchange for the services the Bank provides herein, the Customer agrees to pay an annual fee, calculated and payable monthly, equal to 0.0035% (0.35 basis points) of the month end asset value (less any amounts swept in cash sweep vehicle) the Customer maintains in custody with the Bank

Fees for Additional Services

Overdraft Fees	Overdrafts will be invoiced monthly at the daily Fed Funds rate plus 50 (0.50%) basis points
Balance Credits	Earnings Credits will be credited to the invoice monthly at daily Fed Funds rate plus 50 (0.50%) basis points
Sweep	Customer will use JPM’s cash trade execution product to sweep nightly cash

FDIC Insurance

Customer will be invoiced 13 basis points (0.13%) on uninvested (i.e., unswept) cash balances for FDIC Insurance. Fees are assessed daily and invoiced monthly. This charge is offset by excess earnings credits on cash balances.